SpectraSite to Acquire Lodestar Towers, Inc.



478 Multi-Tenant Broadcast and Wireless Towers Enhance Top 100 Major Market Footprint

CARY,  N.C.,  April 12  /PRNewswire/  -- SpectraSite  Holdings,  Inc.
(Nasdaq: SITE news), a leading provider of outsourced antennae site and network services to the wireless and broadcast industries, announced today that it has signed a definitive agreement to acquire Lodestar Towers, Inc. ("Lodestar"), a wholly-owned subsidiary of LeBlanc & Royal Enterprises, Inc., in a cash transaction valued at approximately $170 million. The acquisition is expected to close in the second quarter, subject to customary regulatory approvals.

Lodestar, headquartered in Tequesta, Florida, was founded in 1984 and is one of the nation's oldest tower owners and operators. Currently, Lodestar owns and operates 90 wireless towers and 10 broadcast towers located in major markets, including a recently completed state-of-the-art broadcast facility at Mt. Harvard in Los Angeles, and nine additional broadcast towers located in top markets, including Daytona Beach, North Palm Beach, St. Petersburg, Jacksonville, Orlando, New Orleans, St. Louis and Charlotte. Lodestar also has 149 towers under management, including 10 broadcast towers and 139 Florida Department of Transportation (FDOT) wireless towers. Lodestar has entered into a 30-year contract with the FDOT under which it has exclusive rights to develop tower sites along 2,200 miles of FDOT rights of way. Lodestar is in the process of acquiring 27 multi-tenant towers in four separate transactions. Additionally, Lodestar is developing approximately 202 wireless towers throughout the United States. Of the towers under development, 20 will be complete by the end of April 2000, 100 more will be completed by year-end, and the remaining 82 by the end of 2001.

"Lodestar is a perfect fit for SpectraSite," said Steve Clark,  President and Chief Executive Officer of SpectraSite. "Assembled by true pioneers in the business, these are premium assets and prime locations that enhance SpectraSite's scale and clustering in key markets. This deal represents an important deliverable as we continue to broaden and strengthen our Broadcast and Wireless groups. It is another milestone in our continued strategy of diversifying  our  business mix and  creating  shareholder  value.

"We are very excited about the growth opportunities afforded by Lodestar," added Timothy Biltz, Chief Operating Officer of SpectraSite. "On the wireless side, the FDOT contract provides exclusive rights to prime real estate throughout Florida, enhancing our current presence and complementing our exclusive contract with Orange County. In addition, Lodestar has developed strategically clustered tower sites along high-growth corridors nationwide,
including 31 sites in Southern California.   Lodestar's  wireless  towers
strengthen   SpectraSite's  existing portfolio  of  approximately  3,000  towers and 12,700 rooftops with a high concentration in the top 100 markets, and add specific value in two of SpectraSite's top markets -- Southern California and Florida. Finally, the 149 managed towers have similar economic benefits of owned towers, enhancing the overall tower cash flow. With a total of 478 towers, Lodestar will add significant revenues and cash flow with tremendous growth rates, making this transaction both strategically and financially attractive.

"LeBlanc concurs with Stephen Clark that SpectraSite is the most natural fit for Lodestar," states Paul Dickie, LeBlanc's President. "Lodestar's presence in the broadcast site leasing market, strengthened by the LeBlanc relationship, fits well with SpectraSite's broadcast strategy. The addition
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of the Lodestar  people to the SpectraSite team is a winning combination. We look forward to leveraging our new relationship with SpectraSite in both the wireless and broadcast sectors.

" About LeBlanc Group

LeBlanc was founded in 1962 and consists of over 15  subsidiaries and affiliates that provide products and services to the broadcast and telecommunications industries worldwide. The company employs more than 2,000 people, with its world headquarters located in Ontario, Canada, and has major business units in North America, Asia, Australia and the Middle East. Its customers are located in over 85 countries consisting of utilities, sovereign governments, military organizations, broadcasters, telecommunications providers and manufacturers. LeBlanc is involved in a wide range of business activities including broadcast and wireless tower manufacturing and installation, technical services/system integration, transmitter and radio manufacturing, and
communications   site  management.

About  SpectraSite   Communications,   Inc.

SpectraSite Communications, Inc. (http://www.spectrasite.com), based in Cary, North Carolina, is one of the leading providers of outsourced antennae site and network services to the wireless communications and broadcast industries in the United States and Canada. SpectraSite's business includes the ownership and leasing of antennae sites on towers, managing rooftops and in-building telecommunications access on commercial real estate, network planning and deployment, and construction of towers and related wireless facilities. SpectraSite owns or manages more than 15,000 sites, including approximately 3,000 owned towers, in 98 of the top 100 markets in the United States. SpectraSite's customers are leading wireless communications providers and broadcasters, including Nextel, Sprint PCS, AT&T Wireless, VoiceStream Communications, Tritel Communications, Teligent, Winstar, Cox Broadcasting, Clear Channel Communications and Paxson Communications.

This press release contains "forward-looking statements" concerning future expectations, plans or strategies that involve a number of risks and uncertainties. The Company wishes to caution readers that certain factors may have affected the Company's actual results and could cause results for subsequent periods to differ materially from those expressed in any forward-looking statement made by or on behalf of the Company. Such factors
include,  but are not limited to (i) substantial  capital requirements   and
leverage   principally  as  a  consequence  of  its  ongoing acquisitions and construction activities, (ii) dependence on demand for wireless communications,
(iii) the success of the Company's tower construction program and (iv) the successful operational integration of the Company's business acquisitions. The Company undertakes no obligation to update forward-looking statements to reflect subsequently occurring events or circumstances.

SOURCE:SpectraSite Holdings, Inc.